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                                                               Exhibit (h)(1)
                            ACCOUNTING SERVICES AGREEMENT


     THIS AGREEMENT, made as of the 10th day of December, 1998, by and between PPM America Funds ("Trust"), a Massachusetts business trust, and Jackson National Financial Services, LLC ("Agent"), a Michigan limited liability company.


                                     WITNESSETH:

     WHEREAS, the Trust wishes to retain Agent to be its Accounting Services Agent to furnish services to the investment portfolios of the Trust listed on Schedule A (individually, a "Fund" and collectively, the "Funds") upon and subject to the terms and provisions of this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

     A. APPOINTMENT OF AGENT AS ACCOUNTING SERVICES AGENT FOR THE FUNDS; ACCEPTANCE.

          (1) The Trust hereby appoints Agent to act as Accounting Services Agent for the Funds upon and subject to the terms and provisions of this Agreement. In connection with such appointment, the Trust shall provide Agent with such documents related to the operations of the Trust which Agent may reasonably request.

          (2) Agent hereby accepts the appointment as Accounting Services Agent for the Funds and agrees to act as such upon and subject to the terms and provisions of this Agreement.

     B.   DUTIES OF THE AGENT.

     Agent shall perform such duties as set forth in this Paragraph B as agent for and on behalf of the Funds.

          (1)  Agent shall provide the services specified on Schedule B.

          (2) Agent shall maintain and keep current the accounts, books, records, and other documents relating to the Funds' financial and portfolio transactions as may be required by rules and regulations of the Securities and Exchange Commission adopted under Section 31(a) of the Investment Company Act of 1940, as amended (the "Act").

          (3) Agent shall cause the subject records of the Funds to be maintained and preserved pursuant to the requirements under the Act.

          (4)  Agent shall price daily the value of shares of the Funds.

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          (5)  Agent shall maintain duplicate copies of, or information from which copies of, the records necessary for the preparation of the Funds' financial statements and valuations of the Funds' assets may be reconstructed. Such duplicate copies or information shall be maintained at a location other than where Agent performs its normal duties hereunder so that in the event the records established and maintained pursuant to the foregoing provisions of this Section B are damaged or destroyed, Agent shall be able to provide the bookkeeping and accounting services and assistance specified in this Section B.

          (6) Agent may consult with the Trust's officers, independent accountants, legal counsel, custodian and transfer and dividend disbursing agent(s) in establishing the accounting policies of the Trust. It is the responsibility of the Trust to notify the agent in a timely manner of any change to any rule, regulation, law or statute that will affect the services to be provided hereunder. Without limiting the obligations or responsibilities of any of the parties hereto, the Agent agrees that all services provided hereunder are subject to review and correction by the Trust's accountants and legal counsel, and the services provided by Agent shall not constitute the practice of public accountancy or law.

     C.   COMPENSATION OF THE AGENT.

     The Trust agrees to pay to Agent for its services under this Agreement:

          (1)  $27,000 per Fund per year, plus

          (2)  .04% of the average daily net assets of each Fund.

     Such fee is accrued daily and payable monthly on the last day of each month.

     In addition, Agent shall be reimbursed by the Trust for the reasonable out-of-pocket expenses in incurred by it in connection with this Agreement.

     D.   RIGHT OF FUND TO INSPECT, AND OWNERSHIP OF RECORDS.

     The Trust will have the right under this Agreement to perform on-site inspection of records and accounts, and audits directly pertaining to the Funds' accounting and portfolio records maintained by Agent hereunder at Agent's facilities. Agent will cooperate with the Trust's independent accountants or representatives of appropriate regulatory agencies and promptly furnish all reasonably requested records and data. Agent acknowledges that these records are the property of the Trust, and that it will surrender to the Trust all such records promptly on request.

     E.   INSTRUCTIONS

     At any time Agent may apply to any officer of the Trust for instructions and may consult with legal counsel for the Trust as directed by the Trust, or its own outside legal counsel or the outside auditors for the Trust, at the expense of the Trust with respect to any matter arising in


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connection with the services to be performed by Agent under this Agreement.  The
Agent shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund.

     F.   STANDARD OF CARE; INDEMNIFICATION.

          (1) Agent will at all times exercise due diligence and good faith in performing its duties hereunder. Agent will make every reasonable effort and take all reasonably available measures to assure the adequacy of its personnel, facilities and equipment as well as the accurate performance of all services to be performed by it hereunder within, at a minimum, the time requirements of any applicable statutes, rules or regulations and in conformity with Trust's Declaration of Trust and representations made in the Trust's current registration statement as filed with the Securities and Exchange Commission and provided to Agent by the Trust.

          (2) Agent shall be responsible for the performance of only such duties as are set forth herein. The Agent shall have no liability for any losses, costs, damages and expenses, including reasonable expenses for counsel,
(i) resulting from the performance or nonperformance of its duties hereunder, except to the extent caused by, or resulting from, the negligence or willful misconduct of Agent, its officers or employees, (ii) for any delay, error or omission by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties (except with respect to Agent's employees), fire, material mechanical breakdown beyond its control, flood or catastrophe, acts of God, insurrection, war, riots or failure beyond its control of transportation, communication or power supply; or (iii) for any action taken or omitted to be taken by Agent in good faith in reliance on the accuracy of any information provided to it by the Trust or its trustees or officers or in reliance on advice of outside counsel for the Trust or advice of any independent accountant or expert employed by the Trust with respect to the preparation and filing of any document with a governmental agency or authority.

     In any event, agent's liability shall be limited to its total annual compensation earned and fees paid during the preceding twelve months for any liability suffered by the trust including, but not limited to, any liability relating to qualification of the trust as a regulated investment company or any liability relating to the trust's compliance with any with any federal or state tax or securities statute, regulation or ruling.

          (3) The Trust shall indemnify and hold the Agent harmless from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by Agent resulting from any claim, demand, action or suit in connection with the Agent's acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, any action taken or omitted by it without negligence and in good faith in reliance upon any instructions from the Trust, its counsel, Trust's counsel or outside auditors, or as a result of acting upon any instructions reasonably believed by it to have been executed by a duly authorized officer of the Trust provided that this indemnification shall not apply to actions or omissions of the Agent, its officers, employees or agents in cases of its or their own gross negligence or willful misconduct.


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          (4)  The Trust shall not be responsible for, and Agent agrees to indemnify the Trust for, any losses, damages or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit arising out of Agent's failure to comply with the terms of this Agreement or which arises out of Agent's failure to exercise good faith or due diligence or arising out of the gross negligence or willful misconduct of Agent or its agents; provided that such negligence and misconduct is not attributable to the Trust, its agents or contractors.

          (5) The Trust will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event the Trust elects to assume the defense of any such suit and retain such counsel, the Agent or any of its affiliated persons named as defendant or defendants in the suit may retain additional counsel but shall bear the fees and expenses of such counsel unless the Trust shall have specifically authorized the retaining of such counsel.

     G.   TERM OF THE AGREEMENT; TAKING EFFECT; AMENDMENTS.

     This Agreement shall become effective as to a Fund at the start of business on the date of execution or, if later, the date that initial capital for such Fund is first provided to it and shall continue, unless terminated as hereinafter provided, for a period of one (1) year and from year-to-year thereafter.

          (1) This Agreement may be terminated by Agent at any time without penalty upon giving the Fund at least sixty (60) days' prior written notice (which notice may be waived by the Trust) and may be terminated by the Trust at any time without penalty upon giving Agent at least sixty (60) days' prior written notice (which notice may be waived by Agent).

          (2) On termination, Agent will deliver to the Trust or its designee all files, documents and records of the Trust used, kept or maintained by Agent in the performance of its services hereunder, including such of the Trust's records in machine readable form as may be maintained by Agent, as well as such summary and/or control data relating thereto used by or available to Agent.

          (3) In addition, on such termination or in preparation therefore at the request of the Trust and at the Trust's expense, Agent shall provide, to the extent that its capabilities then permit, such documentation, personnel and equipment as may be reasonably necessary in order for a new agent or the Trust to fully assume and commence to perform the services described in this Agreement with a minimum disruption to the Trust's activities.

          (4) This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in
Section 2(a)(4) of the Act and the rules and regulations thereunder of the Securities and Exchange Commission.

          (5) Upon termination of this Agreement the Fund shall pay Agent such compensation as may be due under the terms hereof as of the date of such termination including


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reasonable out-of-pocket expenses associated with such termination.

     H.   MISCELLANEOUS

          (1) Any notice or other communication authorized or required by this Agreement to be given to any party mentioned herein shall be sufficiently given if addressed to such party and mailed postage prepaid or delivered to its principal office.

          (2) The services of Agent to the Trust are not to be deemed exclusive, and the Agent shall be free to render similar services to others. The Agent shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust as the case may be from time to time, have no authority to act or represent the Trust in any way.

          (3) The provisions of Section F (Indemnification) shall survive termination of this Agreement.

          (4) Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

          (5) The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

          (6) This Agreement shall be binding on and shall inure to the benefit of the Trust and Agent and their respective successors.


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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.


                                        PPM AMERICA FUNDS


                                        By: /s/ Mark Mandich
                                           -------------------------------------
ATTEST:


By: /s/  Grant Davidson
   --------------------------------


                                        JACKSON NATIONAL FINANCIAL SERVICES, LLC


                                        By: /s/ Mark D. Nerud
                                           -------------------------------------
                                            Mark D. Nerud
                                            Chief Financial Officer

ATTEST:


By: /s/ William Simon
   --------------------------------


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                                     SCHEDULE A


Funds:

     PPM America Value Equity Fund
     PPM America Small Cap Value Equity Fund
     PPM America High Yield Bond Fund


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                                     SCHEDULE B


Services:

     -Preparation of accounting policies
     -Preparation of Fund expense budgets
     -Calculation, accrual and reconciliation of expenses
     -Maintenance of investment, capital share, income and expense journals -Maintenance of ledgers for individual investment securities
     -Maintenance of each Fund's general ledger
     -Calculation of Fund daily net asset value
     -Reporting to listing and tracking agencies
     -Monitoring of compliance with requirements of the Funds' prospectus,
      Internal Revenue Code and Investment Company Act of 1940, as amended -Recommendations regarding dividends
     -Calculation of Fund distributions
     -Year-end tax reporting
     -Preparation and filing of tax returns
     -Preparation, publication and filing of financial statements with assistance and advice of the Trust's attorneys and independent accountants -Calculation of SEC yield and total return
     -Preparation and filing of Form NSAR
     -Preparation of financial reports for presentation to Trust's Board of
      Trustees
     -Coordination of independent audits
     -Interpretation of accounting data for meaningful management review


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